EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 16, 2004

By and Among

FIRST ADVANTAGE CORPORATION,

REALEUM, INC.,

LAKEWOOD MERGER CORP.

and

BRIAN HAYHURST, MICHAEL TYRRELL and WILLIAM F. EARTHMAN, III

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATIONS	1

1.1	Defined Terms	1
1.2	Principles of Construction	8

SECTION 2.	REPRESENTATIONS OF THE COMPANY	8

2.1	Existence and Good Standing	8
2.2	Power; Binding Effect	9
2.3	Capitalization; Power	9
2.4	Subsidiaries and Investments	10
2.5	Financial Statements	11
2.6	Books and Records	11
2.7	Title to Properties; Encumbrances	12
2.8	Owned Real Property	12
2.9	Leases	12
2.10	Material Contracts	13
2.11	Restrictive Documents	14
2.12	Litigation	14
2.13	Taxes	14
2.14	Insurance	16
2.15	Intellectual Property	17
2.16	Compliance with Laws	20
2.17	Governmental Licenses	20
2.18	Labor Matters	21
2.19	Employee Benefit Plans	21
2.20	No Changes Since Balance Sheet Date	25
2.21	Liabilities	26
2.22	Consents and Approvals: No Violations	26
2.23	Disclosure	26
2.24	Broker’s or Finder’s Fees	26
2.25	Copies of Documents	26
2.26	Interests in Clients, Suppliers, Etc.; Affiliate Transactions	26
2.27	Bank Accounts and Powers of Attorney	27
2.28	Appointment of Stockholders’ Representatives	27

SECTION 3.	REPRESENTATIONS OF THE BUYER AND MERGER SUB	27

3.1	Existence and Good Standing	27
3.2	Power; Binding Effect	27
3.3	Broker’s or Finder’s Fees	28
3.4	Litigation	28
3.5	Compliance with Laws	28
3.6	Consents and Approvals; No Violations	28
3.7	Capital Stock of Buyer and Related Matters	29
3.8	Capitalization of Merger Sub	29

(i)

Table of Contents (cont.)

(ii)

Table of Contents (cont.)

		Page
9.4	Transfer Taxes	51
9.5	Prior Tax Agreements	51
9.6	Controversies	51

SECTION 10.	MISCELLANEOUS	52
10.1	Knowledge	52
10.2	Expenses	52
10.3	Confidentiality	52
10.4	Governing Law; Jurisdiction; Disputes	53
10.5	Notices	53
10.6	Parties in Interest	55
10.7	Counterparts	55
10.8	Entire Agreement	56
10.9	Amendments	56
10.10	Severability	56
10.11	Third Party Beneficiaries	56

EXHIBIT A	FORM OF CERTIFICATE OF MERGER
EXHIBIT B	FORM OF CONVERTIBLE NOTE
EXHIBIT C	FORM OF STOCKHOLDERS AGREEMENT
EXHIBIT D	FORM OF SERIES B-1 PREFERRED STOCK PURCHASE AGREEMENT
EXHIBIT E	FORM OF SERIES B-2 PREFERRED STOCK PURCHASE AGREEMENT
EXHIBIT F	FORM OF SETTLEMENT AGREEMENT AND RELEASE

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as the same may be amended, modified and supplemented from time to time, this “Agreement”) dated as of April 16, 2004 by and among FIRST ADVANTAGE CORPORATION, a Delaware corporation (the “Buyer”), REALEUM, INC., a Delaware corporation (the “Company”), LAKEWOOD MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Merger Sub”), and BRIAN HAYHURST, MICHAEL TYRRELL and WILLIAM F. EARTHMAN, III, individuals (the “Stockholders’ Representatives”; First American, the Company, Merger Sub and the Stockholders’ Representatives each, a “Party” and, collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, the board of directors of each of the Buyer, the Company and Merger Sub has approved, and deems it fair, advisable and in the best interests of its respective companies and stockholders to consummate, the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (collectively, the “Merger”);

WHEREAS, in furtherance of the Merger, the board of directors of each of the Buyer, the Company and Merger Sub has approved this Agreement and the transactions contemplated herein upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the Parties that, upon consummation of the Merger pursuant to this Agreement, the Company shall be a wholly-owned subsidiary of the Buyer;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Accredited Investor” has the meaning provided in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Claims” has the meaning provided in Section 8.3(e).

“Agreement” has the meaning provided in the introductory paragraph.

“Appraisal Rights” means the rights of stockholders of a corporation in a merger to demand the payment of a fair price for their shares, as determined independently, as set forth in Section 262 of the DGCL.

“Average Price” has the meaning provided in Section 4.3(c)(i).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means March 31, 2004.

“Basket” has the meaning provided in Section 8.2(f).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in Santa Ana, California or McLean, Virginia shall be authorized or required by law to close.

“Buyer” has the meaning provided in the introductory paragraph.

“Buyer Indemnified Parties” has the meaning provided in Section 8.2(a).

“Buyer Loan” means the loan made by the Buyer to the Company in the principal amount of $125,000 and evidenced by a promissory note dated March 31, 2004.

“Buyer Stock” means the Class A common shares, par value $0.001 per share, of the Buyer.

“Certificate” has the meaning provided in Section 8.3(b).

“Certificate of Merger” means the certificate of merger in the form attached as Exhibit A.

“Closing” has the meaning provided in Section 4.7.

“Closing Date” has the meaning provided in Section 4.7.

“Closing Payment” has the meaning provided in Section 4.2(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” has the meaning provided in Section 2.3(a).

“Company” has the meaning provided in the introductory paragraph.

“Company Certificate” has the meaning provided in Section 4.2(b).

“Company Intellectual Property” shall mean all Intellectual Property (i) owned by the Company or any of its Subsidiaries or (ii) used or held for use in connection with the business of the Company or any of its Subsidiaries.

“Company Pension Plan” has the meaning provided in Section 2.19(a).

“Company Plan” has the meaning provided in Section 2.19(a).

“Company Stock” means the Common Stock and the Preferred Stock collectively.

“Company Stockholders Meeting” has the meaning provided in Section 5.6(a).

“Company Stock Plans” has the meaning provided in Section 4.8(a).

“Company Stock Rights” has the meaning provided in Section 4.8(a).

“Company Welfare Plan” has the meaning provided in Section 2.19(a).

“Convertible Note” means a convertible promissory note of the Buyer in the form attached as Exhibit B.

“DGCL” means the Delaware General Corporation Law.

“Earn-Out Payment” has the meaning provided in Section 4.3(a).

“Earn-Out Shares” means, collectively, the shares of Buyer Stock issuable pursuant to Section 4.3(c).

“Effective Time” has the meaning provided in Section 4.1(b).

“Elected Year” has the meaning provided in Section 4.3(b).

“Election Notice” has the meaning provided in Section 4.3(b).

“Encumbrances” means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Entity” means any Person that is not a natural person.

“ERISA” has the meaning provided in Section 2.19(a).

“Excess Revenue” has the meaning provided in Section 4.3(a)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means for the Company and its Subsidiaries (i) the audited consolidated balance sheets and statements of income, cash flows and stockholders’ equity for and as of the periods ending December 31, 2000, 2001, 2002 and 2003 and (ii) the Balance Sheet and the related unaudited statements of income, cash flows and stockholders’ equity for the three months then ended, in each case together with any explanatory notes thereto.

“Fiscal Year” has the meaning provided in Section 4.3(b).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means (i) any national government, political subdivision thereof or local jurisdiction therein, (ii) any instrumentality, board, commission, court or agency of any of the foregoing, however constituted and (iii) any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

“Income Statement” has the meaning provided in Section 4.3(b).

“Indemnified Party” has the meaning provided in Section 8.3(b).

“Indemnifying Party” has the meaning provided in Section 8.3(b).

“Indemnified Person” has the meaning provided in Section 5.8(a).

“Intellectual Property” shall mean domestic and foreign: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark applications, and intent-to-use applications or similar reservations of marks; (iii) registered copyrights and mask works, applications for registration of either, and materials eligible for copyright or mask work registration; (iv) internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the corresponding Internet sites (including any content and other materials accessible and/or displayed thereon, collectively, the “Sites”); (v) trade secrets, confidential and proprietary information not otherwise listed in (i)-(iv) above, including, without limitation, unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (vi) any goodwill associated with any of the foregoing.

“IRS” means the Internal Revenue Service.

“Lease” has the meaning provided in Section 2.9.

“Letter of Transmittal” has the meaning provided in Section 4.6(a).

“Licenses” has the meaning provided in Section 2.17.

“Losses” has the meaning provided in Section 8.2(a).

“Material Adverse Effect” means, with respect to any Person, a material adverse change in or effect on (i) the validity or enforceability of this Agreement, (ii) the ability of such Person to perform its obligations under this Agreement or any Related Document to which such Person is a party or (iii) the business, assets, conditions (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole.

“Material Contract” has the meaning provided in Section 2.10(c).

“Merger” has the meaning provided in the first recital.

“Merger Consideration” has the meaning provided in Section 4.2(c).

“Merger Sub” has the meaning provided in the introductory paragraph.

“NASDAQ” means the Nasdaq National Market System.

“Offer” has the meaning provided in Section 4.5(b).

“Offer Notice” has the meaning provided in Section 4.5(b).

“Offer Period” has the meaning provided in Section 4.5(b).

“Ordinary Course” means the ordinary course of commercial operations customarily engaged in by the Company and its Subsidiaries, consistent with past practices.

“Overlap Period” has the meaning provided in Section 9.2(b).

“Party” or “Parties” has the meaning provided in the introductory paragraph.

“Permitted Encumbrances” has the meaning provided in Section 2.7.

“Person” means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Pre-Closing Period” has the meaning provided in Section 2.13(b).

“Preferred Stock” has the meaning provided in Section 2.3(a).

“Preferred Stockholders” has the meaning provided in Section 4.2(b).

“Pro Rata Multiplier” has the meaning provided in Section 4.2(c)(iii).

“Related Documents” has the meaning provided in Section 6.2(h).

“Resale Period” has the meaning provided in Section 5.7(a)(i).

“Resale Registration Statement” has the meaning provided in Section 5.7(a)(i).

“Revenue” means, with respect to any period, the revenue of the Surviving Corporation for such period, earned either directly or through resellers, distributors, original equipment manufacturers and other similar Persons from subscriptions to or licenses for the Surviving Corporation’s software, which revenue shall exclude fees for set-up, implementation, maintenance, support, conversion, collocation, training, consulting or similar fees; provided that any recurring subscription or license for the Surviving Corporation’s software which is included in Revenue shall be deemed to be not less than $500 per annum for each multifamily residential apartment community licensing such software.

“Right of First Offer” has the meaning provided in Section 4.5(a).

“Sale Notice” has the meaning provided in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means Securities Act of 1933, as amended.

“Series AA Preferred Stock” has the meaning provided in Section 2.3(a).

“Series AA Preferred Stockholder” has the meaning provided in Section 4.2(c)(iii).

“Series B-1 Preferred Stock” has the meaning provided in Section 2.3(a).

“Series B-1 Preferred Stockholder” has the meaning provided in Section 4.2(c)(i).

“Series B-2 Preferred Stock” has the meaning provided in Section 2.3(a).

“Series B-2 Preferred Stockholder” has the meaning provided in Section 4.2(c)(ii).

“Stockholders” means the stockholders of the Company.

“Stockholders’ Representatives” has the meaning provided in the introductory paragraph.

“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any Entity (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

“Surviving Corporation” has the meaning provided in Section 4.1(a).

“Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

“Tax Returns” has the meaning provided in Section 2.13(a).

“Trading Day” means a day on which the NASDAQ is open for at least one-half (½) of its normal business hours.

“Transfer” has the meaning provided in Section 4.5(a).

“VEBA” has the meaning provided in Section 2.19(a)

“Verses Employment Agreement” has the meaning provided in Section 6.2(h)(i).

“Verses Settlement Agreement” means the Settlement Agreement and Release between the Company and Socrates Verses in the form of Exhibit F.

“Verses Settlement Amount” means the sum of $430,000 plus all employer taxes due by the Company as a result of the transactions contemplated by the Verses Settlement Agreement.

“WARN” has the meaning provided in Section 2.18(b).

“Working Capital” means, as of any date of determination, the current assets (which shall not include deferred Tax assets) of the Company and its Subsidiaries as of such date minus the current liabilities of the Company and its Subsidiaries as of such date, in each case as determined in accordance with GAAP; provided that for purposes of this definition, (i) “current assets” shall not include (a) any cash held by the Company consisting of the Buyer Loan or (b) the note receivable from Socrates Verses in the principal amount of $200,000 plus accrued interest; and (ii) “current liabilities” shall not include (a) the note payable by the Company for the Buyer Loan or (b) accounts payable in respect to amounts owed to Wilson Sonsini Goodrich & Rosati, P.C. and Thomas Frederick (which liabilities will be discharged pursuant to the Series B-1 Preferred Stock Purchase Agreement between the Company and Wilson Sonsini Goodrich & Rosati, P.C. and the Series B-2 Preferred Stock Purchase Agreement between the Company and Thomas Frederick).

“Working Capital Deficit” means $402,625, which is the amount agreed by the Parties by which Working Capital as of the Balance Sheet Date is less than zero.

1.2 Principles of Construction.

(a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) The Section headings herein are for convenience only and shall not affect the construction hereof.

(e) This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(f) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

SECTION 2.

REPRESENTATIONS OF THE COMPANY

The Company represents, warrants and agrees, as of the date of this Agreement and as of the Closing Date, in favor of the Buyer and Merger Sub, as follows:

2.1 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True and correct copies of the Company’s certificate of incorporation and bylaws as of the date of this Agreement are set forth in Schedule 2.1. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

2.2 Power; Binding Effect. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Related Documents by the Company has been duly authorized and approved by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

2.3 Capitalization; Power.

(a) As of the date of this Agreement, the entire authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, $0.001 par value, of which 1,811,655 shares are issued and outstanding (the “Common Stock”) and (ii) 13,821,840 shares of preferred stock, par value $0.001 per share, all of which have been designated Series AA Convertible Preferred Stock and of which 13,211,604 shares are issued and outstanding (the “Series AA Preferred Stock”). Immediately prior to the Closing, the entire authorized capital stock of the Company shall consist of (i) 20,000,000 shares of common stock, $0.001 par value, of which 1,811,655 shares shall be issued and outstanding and (ii) 14,571,841 shares of preferred stock, par value $0.001 per share, (A) 13,821,840 shares of which have been designated Series AA Convertible Preferred Stock and of which 13,211,604 shares shall be issued and outstanding, (B) 750,000 shares of which have been designated Series B-1 Preferred Stock and of which 100,000 shares shall be issued and outstanding (the “Series B-1 Preferred Stock”) and (C) one share of which have been designated Series B-2 Preferred Stock and of which one share shall be issued and outstanding (the “Series B-2 Preferred Stock” and together with the Series AA Preferred Stock and Series B-1 Preferred Stock, the “Preferred Stock”). All issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights that were not duly waived or complied with. Except as described above, no shares of capital stock of the Company are, or immediately prior to the Closing will be, authorized, issued, outstanding or reserved for issuance.

(b) Schedule 2.3(b) contains a true and complete list of the Stockholders and their respective stock holdings in the Company, and clearly indicates which Stockholders are Accredited Investors.

(c) Except as set forth on Schedule 2.3(c), there are no outstanding options, warrants, rights (preemptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans, other agreements of any character (contingent or otherwise) to which the Company is a party, or other agreements of any character (contingent or otherwise) to which the Company is not a party but of which the Company has knowledge in each case, providing for the purchase, issuance, transfer or sale of any interest in the Company. Except as set forth on Schedule 2.3(c), there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter. There are no contracts to which the Company is a party to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.

(d) Except as set forth on Schedule 2.4(a), the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

2.4 Subsidiaries and Investments.

(a) Set forth on Schedule 2.4(a) is a list of each Subsidiary of the Company and (i) its jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder and (iv) the percentage ownership of the Company (or a Subsidiary thereof) in each such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as set forth in Schedule 2.4(a)), and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Set forth on Schedule 2.4(b) is a list of jurisdictions in which each Subsidiary of the Company is qualified as a foreign company. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned, leased or operated by each Subsidiary of the Company, or the nature of the business conducted by each Subsidiary of the Company, makes such qualification necessary.

(c) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any Encumbrances. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (contingent or otherwise) providing for the purchase, issuance, transfer or sale of any interest in any of the Subsidiaries. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, any of the Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any of the Subsidiaries. No Subsidiary has authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter. There are no contracts to which any of the Subsidiaries is a party to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, such Subsidiary or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, any of the Subsidiaries.

(d) No Subsidiary owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

2.5 Financial Statements.

(a) Schedule 2.5(a) contains true, correct and complete copies of each of the Financial Statements. Each of the Financial Statements has been prepared in accordance with GAAP; provided, however, that unaudited Financial Statements may not contain all of the notes required by GAAP. The Financial Statements fairly present the financial position of the Company and its Subsidiaries, on a consolidated basis, at the dates thereof and reflect all claims against and all debts and liabilities (or proper reserves for such debts and liabilities), fixed or contingent, of the Company and its Subsidiaries as at the dates thereof and the statements of income, stockholders equity and cash flows fairly present, in all material respects, the consolidated results of the operations of the Company and its Subsidiaries and the consolidated changes in cash flows of the Company and its Subsidiaries for the periods indicated therein. Each of the Financial Statements is consistent, in all material respects, with the books and records of the Company and its Subsidiaries.

(b) Since the Balance Sheet Date, there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company or any of its Subsidiaries, whether as a result of any legislative or regulatory change, revocation of any License or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except for changes due to the normal operations of the business of the Company and its Subsidiaries in the Ordinary Course and changes expressly contemplated by this Agreement and the Related Documents, which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company.

(c) Neither the Company nor any of its Subsidiaries has written off as uncollectible any of its accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company or any of its Subsidiaries as being due to the Company or such Subsidiary as at the Closing Date other than the reserve for doubtful accounts explicitly reflected on the Balance Sheet; nor does the Company or any of its Subsidiaries have a reasonable basis to believe that such a write-off will be required.

2.6 Books and Records. The minute books of the Company and each of its Subsidiaries contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the stockholders and boards of directors or the members and managers, as the case may be, of the Company and its respective Subsidiaries. The stock certificate books and the stock record books of the Company and each of its Subsidiaries are correct and complete. Except as set forth on Schedule 2.6, neither the Company nor any of its Subsidiaries has any records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary thereof.

2.7 Title to Properties; Encumbrances. Except for properties and assets sold or otherwise disposed of in the Ordinary Course, the Company and its Subsidiaries have good and marketable title to or, in the case of leased assets, a valid leasehold interest in, (a) all their respective properties and assets (real and personal, tangible and intangible) reflected in the Financial Statements and (b) all of the properties and assets purchased by the Company or a Subsidiary thereof since the Balance Sheet Date, in each case free and clear of Encumbrances, except for (i) Encumbrances set forth explicitly in the Financial Statements, (ii) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company or such Subsidiary in the operation of its business, (iii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) the Encumbrances listed on Schedule 2.7 (Encumbrances of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as “Permitted Encumbrances”). The Company and its Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets used in the operation of their respective businesses as currently conducted. All of the tangible personal property used in the businesses of the Company and its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted and is adequate and suitable for the purposes for which it is presently being used.

2.8 Owned Real Property. Schedule 2.8 contains an accurate and complete list of all real property owned in whole or in part by the Company or any of its Subsidiaries and includes the name of the record title holder(s) thereof and a list of all indebtedness or other obligations secured by an Encumbrance thereon. Each of the Company and its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all Encumbrances except for Permitted Encumbrances. All of the buildings, structures and appurtenances situated on the real property owned in whole or in part by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company or such Subsidiary has adequate rights of ingress and egress for operation of the business of the Company or such Subsidiary in the Ordinary Course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any law, regulation or order, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such property by the Company or any Subsidiary thereof for the purposes for which it is currently used.

2.9 Leases. Schedule 2.9 sets forth each real and personal property lease to which the Company or any of its Subsidiaries is a party, as lessee or lessor (each, a “Lease”). Each such Lease is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the Merger hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under such Lease. Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions under any such Lease in any material respect, and, to the knowledge of the Company, all of the covenants to be performed by any other party under any such Lease have been fully performed. The Company has delivered to the Buyer true and complete copies, including all amendments, of each such Lease.

2.10 Material Contracts.

(a) Except as set forth on Schedule 2.10(a), neither the Company nor any of its Subsidiaries is bound by any oral or written (i) contract relating to the employment of any Person on a full-time, part-time, consulting or other basis or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, stock appreciation, severance or other employee benefit plan (including any contract under which the Company or any of its Subsidiaries is obligated to make any payment to any Person as a result of a change of control of the Company, or under which any Person may require the Company to make a payment to any Person as a result of a change of control of the Company), (ii) contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the stock or other equity interests of the Company or any of its Subsidiaries, (iii) contract relating to capital expenditures in excess of $50,000 per individual item or $100,000 in the aggregate, (iv) contract under which it has created, incurred or assumed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, (v) loan or advance to, or investment in, any Person or any contract relating to the making of any such loan, advance or investment, except for advances to employees for travel and business expenses in the Ordinary Course, (vi) guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (vii) material management service, consulting or any other similar type contract that is not cancelable without penalty on less than 60 days notice, (viii) contract limiting the ability of the Company to engage in any line of business or to compete with any Person, (ix) contract involving any joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar arrangement, (x) stockholders’, buy-sell, put and call or other similar type contract, (xi) contracts involving data access rights outside of the Ordinary Course, (xii) contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute, (xiii) Lease, (xiv) contract which by its operation or termination would reasonably be likely to have a Material Adverse Effect on the Company, (xv) agreement under which it has granted any Person registration rights (including demand and piggyback registration rights), (xvi) contract with any customer listed (or required to be listed) on Schedule 2.10(b) or (xvii) contract not entered into in the Ordinary Course that is not cancelable without penalty within 60 days.

(b) Part I of Schedule 2.10(b) sets forth each customer of the Company and each of its Subsidiaries. The relationships of the Company and each of its Subsidiaries with their respective customers is a good commercial working relationship and, except as set forth on Part II of Schedule 2.10(b), no such customer has canceled, otherwise terminated, materially modified or, to the knowledge of the Company or any of its Subsidiaries, threatened to cancel, otherwise terminate or materially modify its relationship with the Company or any of its Subsidiaries, or has indicated to the Company or any of its Subsidiaries that it will stop or materially decrease the rate of buying services and/or products of the Company. Except as set forth on Part II of Schedule 2.10(b), no customer’s usage of the services or products of the Company or any of its

Subsidiaries during the twelve-month period ended on the Balance Sheet Date has decreased materially from such customer’s usage of the services or products of the Company or any of its Subsidiaries during the twelve-month period ended on December 31, 2002.

(c) Each contract set forth (or required to be set forth) on Schedule 2.10(a), Schedule 2.26 (each, a “Material Contract”) is legal, valid, binding, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, and in full force and effect. With respect to each Material Contract, except as provided on Schedule 2.10(c), there exists no (i) default or event of default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to any such contract with respect to any material term or provision of any such Material Contract or (ii) event, occurrence, condition or act that has occurred (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or both, would become a default or event of default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, with respect to any term or provision of any such Material Contract, or would permit termination, modification or acceleration under such agreement. Neither the Company nor any of its Subsidiaries has violated any of the material terms or conditions of any Material Contract and, to the knowledge of the Company, all of the covenants to be performed by any other party thereto have been fully performed. The Company has delivered to the Buyer true and complete copies, including all amendments, of each Material Contract.

2.11 Restrictive Documents. Except as provided in Schedule 2.11, neither the Company nor any of its Subsidiaries is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which will (a) have a Material Adverse Effect on the Company, (b) prevent the consummation of the transactions (including the Merger) contemplated by this Agreement or the other Related Documents, (c) restrict the ability of the Company to acquire any property or conduct any business in any area or (d) restrict the ability of the Company to make distributions or pay dividends to its stockholders.

2.12 Litigation. Except as set forth on Schedule 2.12, there is no action, suit, proceeding at law or in equity, arbitration or administrative, other proceeding by or before or, to the knowledge of the Company, investigation by any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company, any of its Subsidiaries or any of their respective properties or rights, and, to the knowledge of the Company, no fact or circumstance exists that could reasonably be expected to form the basis therefor. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would be reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries.

2.13 Taxes.

(a) Tax Returns. The Company and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company or such Subsidiary on or prior to the Closing Date. Such Tax Returns accurately reflect all liability for Taxes of the Company and such Subsidiaries for the periods covered thereby. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b) Payment of Taxes. All Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and each of its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”) have been timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in accordance with GAAP either on the Balance Sheet, or with respect to Taxes due after the Balance Sheet Date, on the books and records of the Company and each of its Subsidiaries.

(c) Other Tax Matters.

(i) Neither the Company nor any of its Subsidiaries (A) has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor, to the knowledge of the Company, is such an audit contemplated or pending or (B) has received notices from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company, (B) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency, (C) has granted a power-of-attorney relating to Tax matters to any Person or (D) has applied for and/or received a ruling of determination from a taxing authority regarding a past or prospective transaction of the Company.

(iii) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than as a member of an affiliated group the common parent of which was the Company) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iv) All Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(vi) There are no tax sharing, allocation, indemnification or similar agreements in effect as between (A) the Company or any predecessor, Subsidiary or other

Affiliate thereof and (B) any other party (including any Stockholder and any predecessor or Affiliate thereof) under which the Buyer or the Company or any Subsidiary thereof (before and after giving effect to the Merger) could be liable for any Taxes or other claims of any party after the Closing Date.

(vii) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(viii) Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any Affiliate thereof to make any payment (and neither the Company nor any of its Subsidiaries will make any such payment on or prior to the Closing Date) that would, in connection with the transactions contemplated by this Agreement, constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(ix) The Company and each of its Subsidiaries has delivered or made available to the Buyer or its representative copies of each of the Tax Returns for income Taxes filed on behalf of the Company.

(x) There are no material security interests, other than Permitted Encumbrances, on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

(xi) No indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xii) (A) there are no deferred intercompany transactions between the Company and any of its Subsidiaries or between its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations
Section 1.1502-19 with respect to the stock of the Company or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the transactions contemplated by this Agreement, and (B) there are no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transactions contemplated by this Agreement will result in the Company and/or its Subsidiaries recognizing income.

2.14 Insurance. Set forth on Schedule 2.14 is an accurate and complete list of each insurance policy which covers the Company and its Subsidiaries or their businesses, properties, assets or operations (including self-insurance). Such policies are legal, valid, binding, enforceable and in full force and effect, all premiums thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies. Neither the Company nor any of its Subsidiaries is in default under any of the insurance policies set forth (or required to be set forth) on Schedule 2.14 and there exists no event, occurrence, condition or act that has occurred (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or both, would become a default thereunder. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act that has incurred (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. Such policies, with respect to their amounts and types of coverage, are adequate in accordance with industry standards to insure against risks to which the Company, its Subsidiaries and their property and assets are normally exposed in the operation of their respective businesses. Schedule 2.14 also sets forth a list of all pending claims and the claims history for the Company and each of its Subsidiaries during the past three (3) years (including with respect to insurance obtained but not currently maintained).

2.15 Intellectual Property.

(a) Schedule 2.15(a) sets forth each and every component of Company Intellectual Property which is either (i) necessary or material to the Company and/or any of its Subsidiaries to conduct their respective businesses as and where conducted as of the Closing Date or (ii) officially registered, filed or issued in or by any official governmental or other recognized authority for such purposes (“Registered” or “Registration” according to the context) or the subject of an application for such Registration. For each component that is Registered, or the subject of an application for Registration filing, Schedule 2.15(a) sets forth the applicable jurisdiction.

(b) Schedule 2.15(b) sets forth each and every component of Company Intellectual Property licensed by the Company or any of its Subsidiaries as licensor together with the (i) owner, (ii) the licensee (and any third party beneficiaries), (iii) the jurisdiction(s) where licensed for use, (iv) fees and royalties payable thereunder and (v) license listed by date and earliest expiry, with respect to each such component.

(c) Schedule 2.15(c) sets forth each and every component of Company Intellectual Property licensed by the Company or any of its Subsidiaries as licensee and used or held by the Company or any of its Subsidiaries for use in its respective business, together with the (i) owner (and licensor, if different), (ii) the licensee (and any third party beneficiaries), (iii) the jurisdiction(s) where licensed for use, (iv) fees and royalties payable thereunder and (v) license listed by date and earliest expiry, with respect to each such component, except for components licensed pursuant to “shrink-wrap,” “click-wrap” and similar publicly available commercial object code end user licenses (“Off-the-Shelf-Licenses”).

(d) The Company Intellectual Property set forth on Schedules 2.15(a), (b) and (c) includes (i) all Intellectual Property which is necessary or material to the Company and/or any of its Subsidiaries to conduct their respective businesses as and where conducted on the Closing Date and (ii) all Intellectual Property owned by the Company and/or any of its Subsidiaries which is Registered.

(e) Except as indicated on Schedule 2.15(a), the Intellectual Property listed on Schedule 2.15(a) has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (countries and states, foreign and domestic) indicated on such Schedules, and except as set forth on Schedule 2.15(e), each such registration, filing and/or issuance (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date.

(f) As of the Closing, copies of all items of Company Intellectual Property which have been reduced to writing or other tangible form have been delivered by the Company to Buyer (including, without limitation, true and complete copies of all related licenses, and amendments and modifications thereto).

(g) Except as set forth on Schedules 2.15(a), (b) and (c) and the Off-the-Shelf-Licenses, neither the Company nor any of its Subsidiaries is a third party beneficiary or a party to any license, assignment, joint venture or other agreement with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of the Company and/or any of its Subsidiaries, no notice of a material default of such license has been sent or received by the Company and/or any of its Subsidiaries which default remains uncured, and the execution, delivery or performance of the Company’s obligations hereunder will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Company and/or any of its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, each of the other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(h) Except as set forth on Schedule 2.15(h), the Company or its Subsidiaries owns or is licensed to use, all of the Company Intellectual Property, free and clear of any liens, security interest, options, charges, encumbrances and other adverse claims, without obligation to pay any royalty or any other fees with respect thereto. Neither the Company nor any of its Subsidiaries use of the Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Company or any of its Subsidiaries) violates, infringes, misappropriates or misuses any intellectual property rights of any third party.

(i) There are no actions that must be taken with respect to any Registrations or applications for Registration or payments that must be made by the Company or any of its Subsidiaries with respect to any Registrations or applications for Registration within 180 days following the Closing Date that, if not taken, will adversely affect any Company Intellectual Property that is Registered or the subject of a pending application for Registration or the right of the Company or any Subsidiary to use same as and where used as of the Closing Date. The Company and/or a Subsidiary thereof has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property that it owns.

(j) Except as set forth in Schedule 2.15(j), neither the Company nor any of its Subsidiaries has received any written notice of any claim, or a threat of any claim, from any third party, and, to the knowledge of the Company and its Subsidiaries, no third party claims are pending, (i) challenging the right of the Company and/or any of its Subsidiaries to use any Company Intellectual Property or indicating that the failure to take a license would result in such a claim, (ii) alleging any violation, infringement, misuse or misappropriation by the Company and/or any of its Subsidiaries of Intellectual Property owned by any third party, or (iii) asserting any opposition, interference; invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Intellectual Property.

(k) Except as set forth in Schedule 2.15(k), neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of the Company or any of its Subsidiaries) of its rights to, or in connection with, any Intellectual Property, which claim is pending. Except as set forth in Schedule 2.15(k), neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course.

(l) The Company and its Subsidiaries have secured valid written assignments from all consultants, contractors and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company or its Subsidiaries do not already own by operation of law.

(m) Each of the Company and its Subsidiaries have published internal policies and taken all other necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets and other proprietary and confidential information of the Company and its Subsidiaries including without limitation know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes, and the Company and its Subsidiaries have used reasonable measures to restrict use by and/or disclosure of such information to third parties (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to competent judicial or equivalent order) bound by the terms of a written agreement between such third parties and the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached any agreements of non-disclosure or confidentiality or, to the knowledge of the Company or its Subsidiaries, is currently alleged or claimed to have done so.

(n) Each of the material computer software products that constitute or embody Company Intellectual Property and that are licensed to end users as part of the business of the Company and its Subsidiaries conforms in all material respects to the specifications thereof, and, with respect to each of such computer software product owned by the Company and its Subsidiaries, the application can be compiled from its associated source code. As of the Closing, each of the Company and its Subsidiaries has made all of its documentation relating to the use, maintenance and operation of the material computer software programs used or held for use in the business of the Company and its Subsidiaries available to the Buyer. Schedule 2.15(n) sets forth a list of known software defects, errors and viruses in such computer software products.

(o) Except as set forth on Schedule 2.15(o) or with respect to regularly scheduled down-time for routine maintenance (collectively, “Down-time”), for the twelve month period prior to the Closing Date, the internet domain names and URLs (as defined in the definition of Intellectual Property) in the Company Intellectual Property direct and resolve to the appropriate internet protocol addresses and are and have been accessible to Internet users on those certain computers used by the Company to make the Sites (as defined in the definition of Intellectual Property) so accessible substantially twenty-four (24) hours per day, seven (7) days per week and are and have been operational for downloading content from the those certain computers used by the Company to make the Sites so accessible on a substantially twenty-four (24) hours per day, seven (7) days per week basis. The Company has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users. From the date hereof until the Closing Date, back-up copies have been made no less frequently than every fourteen days and such back-up copies have been stored in a safe and secure environment, fit for the back-up such media, and are not located at the same location of the web server. Except as set forth on Schedule 2.15(o) and for Down-time, the Company has no reason to believe that the Sites will not operate or will not continue to be accessible to internet users on substantially a twenty-four (24) hours per day, seven (7) days per week basis prior to, at the time of, and after the Closing Date.

(p) Each of the Company and its Subsidiaries has complied with all privacy and data protection laws applicable to its respective business in all pertinent jurisdictions worldwide and neither the Company nor any of its Subsidiaries has received notice of violation of any such laws, nor are they aware of any facts that would give rise to such violation.

2.16 Compliance with Laws. Except as set forth on Schedule 2.16, the Company and each Subsidiary is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees, including regulations promulgated under the Fair Credit Reporting Act, 15 U.S.C. 1681, et seq., the Fair Housing Act, 42 U.S.C. 3601, et seq. and all similar laws. Neither the Company nor any Subsidiary has received any notice or information that any violation of the foregoing is being or may be alleged.

2.17 Governmental Licenses. Each of the Company and its Subsidiaries has all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and has made all registrations and or filings with, all Governmental Entities (“Licenses”), necessary to own, lease and operate its properties and to enable it to carry on its respective business as presently conducted. All Licenses held by the Company and each of its Subsidiaries are in full force and effect. Except as provided in Schedule 2.17, each such License can be renewed or transferred in the Ordinary Course by the Company or such Subsidiary. Any applications for the renewal of any such License which are due prior to the Closing Date will be timely made or filed by the Company or a Subsidiary prior to the Closing Date. Neither the Company nor any Subsidiary has received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such License and no fact or circumstance exists that could form the basis for any such proceedings. No jurisdiction (other than those in which the Company is so qualified) has demanded or requested that the Company or any Subsidiary qualify or become licensed as a foreign corporation.

2.18 Labor Matters.

(a) Each of the Company and its Subsidiaries has been and is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. § 151 et. seq.) existing or threatened with respect to the operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company or such Subsidiary and no collective bargaining or labor union agreement is currently being negotiated by the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has experienced any material labor difficulty or material work stoppage during the last three years.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN”), neither the Company nor any of its Subsidiaries has effectuated either (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff’ (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar law and none of the employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

2.19 Employee Benefit Plans.

(a) List of Plans. Set forth in Schedule 2.19(a) is an accurate and complete list of all (i) “employee welfare benefit plans” (“Company Welfare Plans”), within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans” (“Company Pension Plans”), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iv) employment, consulting, termination, and severance contracts or agreements, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii), (iii) or (iv) above) are in writing or are otherwise exempt from the provisions of ERISA, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 2.19, all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as ‘a single employer within the meaning of Section 414 of the Code) (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to as “Company Plans”).

(b) Status of Plans. Each Company Plan (including any related trust) complies, in form with the requirements of all applicable laws, including ERISA and the Code, except for any noncompliance that would not reasonably be expected to result in a material liability of the Company or its Subsidiaries, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. No complete or partial termination of any Company Pension Plan has occurred or is expected to occur. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Company Plan. No condition or circumstance exists that would prevent the termination of any Company Plan. Neither the Company nor any of its Subsidiaries has caused any condition or circumstance that would reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

(c) No Company Plan owns or has owned any real property. No Company Plan owns assets in any form other than in cash, cash equivalents or other liquid, equity investments.

(d) No Pension Plans. No Company Pension Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e) Liabilities. Neither the Company nor any of its Subsidiaries maintains any Company Plan which is (a) a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (b) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been administered and operated in all respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent such noncompliance would not result in material liability to the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any material liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Company Welfare Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Company Welfare Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Plan meets the requirements of the Code applicable thereto except, in either case, as would not result in material liability to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries maintains any Company Welfare Plan that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

(f) Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or a similar statute, neither the Company nor any of its Subsidiaries maintains any Company Welfare Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Company Pension Plan that is not intended to be qualified under Section 401(a) of the Code. No Company Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge of the Company, is or is likely to be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

(g) Neither the Company nor any of its Subsidiaries has incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that is reasonably likely to give rise to any such liability.

(h) There are no actions, suits, claims or disputes pending, or, to the knowledge of the Company, threatened, anticipated or expected to be asserted against or with respect to any Company Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or threatened, anticipated or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Company Plan, in any case with respect to any Company Plan. No Company Plan or, to the knowledge of the Company, any fiduciary thereof is the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(i) Contributions. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Company Welfare Plan or Company Pension Plan or any agreement relating to any Company Welfare Plan or Company Pension Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Company Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deductable for income tax purposes and no deduction taken for such contribution and/or premium has been challenged or disallowed by any governmental entity and no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance except as would not result in material liability to the Company and its Subsidiaries. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Company Plan, applicable law or related agreements. Benefits under the Company Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(j) Tax Qualification. Each Company Pension Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter on which the Company is entitled to rely, dated after January 1, 2002, from the IRS regarding the qualified status of such plan under Section 401(a) of the Code and the exempt status of the trust established in connection therewith under Section 501 (a) of the Code (or has submitted, or is within the remedial amendment period for submitting, an application for a determination with the IRS, and is awaiting a response). Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination letter or submission referred to in this paragraph (j), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of, or failure to issue, any such determination letter or that is likely to adversely affect the qualified status of any such Company Plan or the exempt status of any such VEBA.

(k) Transactions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the knowledge of the Company, other persons who participate in the operation of any Company Welfare Plan or Company Pension Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject the Company or any of its Subsidiaries to a material tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Company Plan by any party with standing to make such claim.

(l) Triggering Events. Except as set forth on Schedule 2.19(l), the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Company Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries. No Company Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(m) Documents. The Company has delivered or caused to be delivered, or made available, to Buyer and its counsel true and complete copies of all material documents in connection with each Company Plan, including (where applicable): (i) all Company Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Company Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions and summaries of material modifications and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter or opinion letter obtained with respect to each Company Pension Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Company Plan required to file such form; (vi) the most recently prepared financial statements for each Company Plan for which such statements are required; (vii) all minutes with respect to the meetings of each Employee Benefit Plans’ administrative committee and/or plan administrator; and (viii) all material contracts relating to each Company Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements and recordkeeping agreements and collective bargaining agreements.

2.20 No Changes Since Balance Sheet Date. Except as set forth on Schedule 2.20 or as expressly permitted or contemplated by this Agreement or the other Related Documents, since the Balance Sheet Date neither the Company nor any of its Subsidiaries has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course, (b) permitted any of its assets, tangible or intangible, to be subjected to any Encumbrance (other than Permitted Encumbrances), (c) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course, (d) has been party to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) that has been accelerated, terminated, modified or cancelled, (e) sold, leased, assigned, transferred or otherwise disposed of any assets, tangible or intangible, except for fair consideration in the Ordinary Course, (f) made any material capital expenditure or commitment therefor, (g) made any distribution to its stockholders or declared or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind), (h) redeemed, purchased or otherwise acquired any shares of its capital stock, (i) granted or issued any option, warrant or other right to purchase or acquire (including upon conversion, exchange or exercise) any shares of its capital stock, (j) made any bonus or profit sharing distribution or payment of any kind, (k) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations, or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions), (1) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves, none of which individually or in the aggregate is material, (m) delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course, (n) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, (o) changed or caused to be changed its charter or bylaws, (p) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, (q) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, (r) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, director or officer, except in the Ordinary Course, (s) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any Company Plan), (t) made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course, (u) canceled, compromised, waived or released any claims or rights of material value, (v) made or pledged to make any charitable or other capital contribution outside the Ordinary Course, (w) discharged a material liability or Encumbrance outside the Ordinary Course (x) made any loans or advances of money, (y) been involved in any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course, (z) made any change in any method of accounting or auditing practice, (aa) otherwise conducted its business or entered into any material transaction, except in the Ordinary Course or (bb) agreed, whether or not in writing, to do any of the foregoing.

2.21 Liabilities. Neither the Company nor any of its Subsidiaries has any obligations, liabilities or indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) obligations, liabilities or indebtedness set forth in the Balance Sheet or specifically disclosed in the footnotes thereto and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the Ordinary Course and that are not, individually or in the aggregate, material to the Company.

2.22 Consents and Approvals: No Violations. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (a) violate any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Company or any of its Subsidiaries, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over the Company or any of its Subsidiaries, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Material Contract or (e) result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract to which the Company or a Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

2.23 Disclosure. None of this Agreement, the Schedules, Exhibits and certificates attached or provided hereto, and the documents delivered or made available to the Buyer and its representatives pursuant hereto by the Company and its Subsidiaries, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company relating to the Company or any of its Subsidiaries which would have a Material Adverse Effect on the Company and which has not been disclosed in a Schedule, Exhibit or certificate attached or provided hereto.

2.24 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of any Stockholder, the Company or any of its Subsidiaries is, or will be, entitled to any commission or broker’s or finder’s fees from Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) in connection with any of the transactions contemplated by this Agreement.

2.25 Copies of Documents. The Company has caused to be made available for inspection and copying by the Buyer and its advisers, true, complete and correct copies of all documents referred to in this Section 2 or in any Schedule or Exhibit attached hereto.

2.26 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 2.26, (a) there are no contracts, liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and any stockholder or the equity holder or any Affiliate of the Company or any of its Subsidiaries, on the other hand and (b) none of the officers, directors or, to the knowledge of the Company, stockholders of the Company or any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.26. Except as set forth on Schedule 2.26, neither the Company nor any of its Subsidiaries is indebted to any Stockholder, director, officer, employee or agent of the Company or such Subsidiaries (except for amounts due as normal salaries and in reimbursement of ordinary expenses) and no such person is indebted to Company or any of its Subsidiaries.

2.27 Bank Accounts and Powers of Attorney. Set forth on Schedule 2.27 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries, including a summary statement of the terms thereof.

2.28 Appointment of Stockholders’ Representatives. The Preferred Stockholders have duly appointed the Stockholders’ Representatives as their representative for purposes of this Agreement, with the authority to act on behalf of such Preferred Stockholders where contemplated by this Agreement and in connection therewith to act as each of their agent, to take all actions called for by this Agreement on their individual and collective behalf, in accordance with the terms of this Agreement.

SECTION 3.

REPRESENTATIONS OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub represent, warrant and agree, jointly and severally, as of the date of this Agreement and as of the Closing Date, in favor of the Company as follows:

3.1 Existence and Good Standing. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Buyer and Merger Sub is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes, such qualification necessary.

3.2 Power; Binding Effect. Each of the Buyer and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, as applicable, the Related Documents, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents by the Buyer and Merger Sub has been duly authorized and approved by all necessary corporate action of the Buyer and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub, and constitutes the valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

3.3 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Buyer, Merger Sub or any Affiliate thereof is, or will be, entitled to any commission or broker’s or finder’s fees from the Buyer or Merger Sub in connection with any of the transactions contemplated by this Agreement or the Related Documents.

3.4 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before or, to the knowledge of the Buyer or Merger Sub, any investigation by any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of the Buyer or Merger Sub, threatened, against or affecting the Buyer or Merger Sub or any of their respective properties or rights which could materially and adversely affect the right or ability of the Buyer or Merger Sub to enter into this Agreement or for Buyer or Merger Sub to perform their obligations hereunder, and to the knowledge of the Buyer or Merger Sub, no fact or circumstance exists that could reasonably be expected to form the basis therefor. Neither the Buyer nor Merger Sub is subject to any judgment, order or decree entered in any lawsuit or proceeding which may, individually or in the aggregate, materially and adversely affect the right or ability of the Buyer or Merger Sub to enter into this Agreement or the Related Documents or for Buyer or Merger Sub to perform their obligations hereunder or thereunder.

3.5 Compliance with Laws. Each of the Buyer and Merger Sub is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not, individually or in the aggregate, materially and adversely affect the right or ability of the Buyer or Merger Sub to enter into this Agreement or the Related Documents or for buyer or Merger Sub to perform their obligations hereunder or thereunder. Neither the Buyer nor Merger Sub has received any notice or information that any material violation of the foregoing is being or may be alleged.

3.6 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the Related Documents by the Buyer and Merger Sub and the consummation of the transactions contemplated hereby and thereby by the Buyer and Merger Sub will not (a) violate any provision of the certificate of incorporation or bylaws of the Buyer or Merger Sub, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to the Buyer or Merger Sub, (c) require by the Buyer or Merger Sub any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity or regulatory body, agency or authority having authority over the Buyer or Merger Sub or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer or Merger Sub under any of the terms, conditions or provisions of any Contract to which the Buyer or Merger Sub is a party, or by which the Buyer or Merger Sub or any of their properties or assets may be bound.

3.7 Capital Stock of Buyer and Related Matters.

(a) As of the date hereof, the authorized capital stock of Buyer consists of (i) 75,000,000 shares of Buyer Stock, of which 5,397,324 shares are issued and outstanding, (ii) 25,000,000 shares of Class B Common Stock, par value $0.001 per share, of which 16,027,286 shares are issued and outstanding, and (iii) 1,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding.

(b) Upon issuance and delivery as contemplated by this Agreement and each Convertible Note, the Buyer Stock issuable hereunder and thereunder will be duly authorized, validly issued, fully paid and non-assessable shares of Buyer Stock, free of all preemptive or similar rights.

3.8 Capitalization of Merger Sub. The authorized stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding stock of Merger Sub is, and at the Effective Time will be, owned by Buyer, and there are (a) no other shares of stock or voting securities of Merger Sub, (b) no securities of Merger Sub convertible into or exchangeable for shares of stock or voting securities of Merger Sub and (c) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Related Documents and the transactions contemplated hereby or thereby.

3.9 SEC Documents; Buyer Financial Statements. All reports, registration statements and definite proxy statements required to be filed by Buyer since its inception (together with any amendments required to be made with respect thereto) with the SEC under the Securities Act and the Exchange Act (all of the foregoing together with all exhibits and schedules thereto and documents incorporated by reference therein being collectively referred to as the “SEC Documents”) have been so filed and have been filed on a timely basis. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable and the rules and regulations of the SEC promulgated thereunder, and, to the knowledge of Buyer, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Buyer, including the notes thereto, included in the SEC Documents (the “Buyer Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP as in effect as of such date (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Buyer at the dates thereof and of its operations and cash flows for the periods then ended. There has been no change in Buyer accounting policies except changes resulting from changes in accounting pronouncements of the Financial Accounting

Standard Boards, changes in applicable laws or rules or regulations thereunder or changes disclosed in the SEC Reports.

3.10 No Material Adverse Change. Since September 30, 2003, there has not occurred any material adverse change in the financial condition, liabilities, assets or business of Buyer.

SECTION 4.

THE TRANSACTION

4.1 The Merger.

(a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”).

(b) The Merger shall become effective when (i) the Closing has occurred and (ii) the Certificate of Merger, executed in accordance with the DGCL, is duly filed with the Secretary of State of Delaware, or such time as the Parties may agree and specify in the Certificate of Merger (such time of effectiveness, the “Effective Time”).

(c) From and after the Effective Time, the Merger shall have the effects provided for in Section 259 of the DGCL.

(d) From and after the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation of the Company or by such bylaws and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

4.2 Conversion of Capital Stock; Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Stockholders:

(a) Cancellation of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Preferred Stock. Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration (as defined below), payable to the holder thereof (each such holder a “Preferred Stockholder” and, collectively, the “Preferred Stockholders”) pursuant to Section

4.2(c) and 4.3, upon surrender of the certificate formerly representing such share of Preferred Stock (each a “Company Certificate”). All such converted shares of Preferred Stock, when so converted, shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such share of Preferred Stock shall cease to have any rights with respect to any Company Certificate except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such Company Certificate in accordance with Section 4.6.

(c) Consideration. The total consideration for which all of the Preferred Stock shall be exchanged shall be equal to the sum of (i) (x) $2,500,000 minus (y) the Verses Settlement Amount minus (z) the Working Capital Deficit (the “Closing Payment”) and (ii) the Earn-Out Payment, if any (such sum, the “Merger Consideration”), in accordance with the terms of this Section 4. On the Closing Date, each share of Preferred Stock shall be converted such that, at the Effective Time, the Preferred Stockholders shall be entitled to receive a portion of the Closing Payment as follows:

(i) Each holder of Series B-1 Preferred Stock (each, a “Series B-1 Preferred Stockholder”) shall be entitled to receive, upon surrender of all Company Certificates held by such Series B-1 Preferred Stockholder as provided in Section 4.6, a Convertible Note issued to such Series B-1 Preferred Stockholder in a principal amount equal to the product of (A) $1.00 and (B) the number of shares of Series B-1 Preferred Stock held by such Series B-1 Preferred Stockholder.

(ii) Each holder of Series B-2 Preferred Stock (each, a “Series B-2 Preferred Stockholder”) shall be entitled to receive, upon surrender of all Company Certificates held by such Series B-2 Preferred Stockholder as provided in Section 4.6, a Convertible Note issued to such Series B-2 Preferred Stockholder in a principal amount equal to the product of (A) the difference between (1) the product of 5% multiplied by the Closing Payment minus (2) $83,333 (the resultant amount of this clause (A), the “Initial Series B-2 Payment”), and (B) the number of shares of Series B-2 Preferred Stock held by such Series B-2 Preferred Stockholder. For the avoidance of doubt, in the event that the Initial Series B-2 Payment is equal to or less than $0, no holder of Series B-2 Preferred Stock shall be entitled to receive any portion of the Closing Payment.

(iii) Each holder of Series AA Preferred Stock (each, a “Series AA Preferred Stockholder”) shall be entitled to receive, upon surrender of all Company Certificates held by such Series AA Preferred Stockholder as provided in Section 4.6, a Convertible Note issued to such Series AA Preferred Stockholder in a principal amount equal to the product of (A) the quotient, expressed as a decimal and calculated to the sixth decimal place, obtained by dividing the number of shares of Series AA Preferred Stock owned by such Series AA Preferred Stockholder immediately prior to the Effective Time by the total number of shares of Series AA Preferred Stock issued and outstanding immediately prior to the Effective Time (such decimal, the “Pro Rata Multiplier”) and (B) the excess of the Closing Payment over the aggregate Merger Consideration payable under clauses (i) and (ii) above.

(d) Merger Sub. Each issued and outstanding share of common stock of Merger Sub, par value $0.001 per share, shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

4.3 Earn-Out.

(a) In addition to the Closing Payment, the Preferred Stockholders shall be entitled to receive, in the aggregate, an amount of Buyer Stock (such amount, the “Earn-Out Payment”) with a value equal to (i) the lesser of (x) $12,000,000 and (y) the product of (A) two and (B) the excess, if any, of (1) Revenue for the Elected Year over (2) $4,000,000 (such excess, “Excess Revenue”) minus (ii) the amount of any offset pursuant to Section 4.4, in accordance with this Section 4.3.

(b) Within the 90-day period following the end of each of the fiscal years ending December 31, 2005, 2006 and 2007 (each, a “Fiscal Year”), the Buyer will deliver to the Stockholders’ Representatives an unaudited income statement of the Surviving Corporation for such Fiscal Year prepared in accordance with GAAP (each, an “Income Statement”); provided that the Buyer will no longer be required to deliver any such Income Statement to the Stockholders’ Representatives following the designation of an Elected Year by delivery of an Election Notice or as otherwise provided in accordance with the second sentence of this clause (b). The Stockholders’ Representatives may, by written notice (the “Election Notice”) to the Buyer not later than the 45th day after delivery to the Stockholders’ Representatives of any such Income Statement that reflects Excess Revenue for the Fiscal Year that is the subject of such Income Statement, elect to calculate the Earn-Out Payment with reference to such Fiscal Year (such designated Fiscal Year, the “Elected Year”); provided that if at any time during a Fiscal Year, and prior to the designation of an Elected Year in accordance with this clause (b), Revenue for such Fiscal Year equals or exceeds $10,000,000, then such Fiscal Year shall be deemed to be designated the Elected Year by the Stockholders’ Representatives on the 90th day after the end of such Fiscal Year. Buyer agrees to use commercially reasonable efforts to inform the Stockholders’ Representatives promptly after the date, if any, upon which the Buyer becomes aware that Revenue in any Fiscal Year exceeds $10,000,000.

(c) Within the 120-day period following the date on which the Elected Year is designated by the Stockholders’ Representatives by delivery to Buyer of an Election Notice or as otherwise provided in accordance with clause (b) above, the Buyer will deliver to the Preferred Stockholders the Earn-Out Payment as follows:

(i) Each Series B-2 Preferred Stockholder shall be entitled to receive, provided that such Series B-2 Preferred Stockholder shall have previously surrendered of all Company Certificates held by such Series B-2 Preferred Stockholder as provided in Section 4.6, such number, rounded to the nearest whole number, of shares of Buyer Stock, issued to such Series B-2 Preferred Stockholder, equal to (A) the product of (1) the amount that is equal to (w) in the event the Aggregate Net Series B-2 Payment (as defined below) is less than $5,000,000: the difference between (I) 5% of the total Aggregate Net Series B-2 Payment minus (II) the sum of the Initial Series B-2 Payment plus $83,333; (x) in the event the Aggregate Net Series B-2 Payment is more than $5,000,000 but less than $10,000,000: the sum of the amount described in clause (w) above plus 3% of the Aggregate Net Series B-2 Payment that exceeds

$5,000,000; (y) in the event the Aggregate Net Series B-2 Payment is more than $10,000,000 but less than $15,000,000: the sum of the amount described in clause (x) above plus 2% of the Aggregate Net Series B-2 Payment that exceeds $10,000,000; and (z) in the event the Aggregate Net Series B-2 Payment is more than $15,000,000: the sum of the amount described in clause (y) above plus 1% of the Aggregate Net Series B-2 Payment that exceeds $15,000,000, and (2) the Earn-Out Payment divided by (B) the average closing price per share, rounded to the fourth decimal place, of Buyer Stock as reported on NASDAQ for the ten Trading Days ending on the third Trading Day prior to the date on which the Earn-Out Payment is made (the “Average Price”). The “Aggregate Net Series B-2 Payment” shall be the result of (aa) the Merger Consideration less (bb) the value of the consideration assigned for the benefit of participants in the Company’s Management Incentive Plan dated on or about the date of this Agreement as determined in good faith and in the sole discretion of the Stockholders’ Representatives by written notice to the Buyer not later than ten Business Days prior to the date on which the Earn-Out Payment is made.

(ii) Each Series AA Preferred Stockholder shall be entitled to receive, provided that such Series AA Preferred Stockholder shall have previously surrendered of all Company Certificates held by such Series AA Preferred Stockholder as provided in Section 4.6, such number, rounded to the nearest whole number, of shares of Buyer Stock, issued to such Series AA Preferred Stockholder, equal to (A) the product of (x) such Series AA Preferred Stockholder’s Pro Rata Multiplier and (y) the excess of the Earn-Out Payment over the aggregate payments payable under clause (i) above divided by (B) the Average Price.

(d) In no event shall the number of shares of Buyer Stock be calculated under this Section 4.3 until an effective Resale Registration Statement is available with respect to such Buyer Stock.

(e) The Stockholders’ Representatives shall have the right to audit any Income Statement of the Surviving Corporation delivered under this Section 4.3 for completeness, accuracy and compliance with GAAP, provided that any such audit shall be conducted in a commercially reasonable manner at reasonable times during the Surviving Corporation’s normal business hours and no more than one such audit may be conducted for any Income Statement. Such audit shall be at the expense of the Stockholders’ Representatives unless such audit reveals an understatement in Revenue of more than 5%, in which case Buyer shall pay the reasonable cost of such audit.

4.4 Offset. If and to the extent that the Buyer is entitled to indemnification under Section 8, the Buyer shall be entitled, but shall not be required, to offset the amount of such indemnification, dollar for dollar, against the aggregate amount of any Earn-Out Payment otherwise due under Section 4.3 with Buyer Stock comprising the foregoing valued at the Average Price.

4.5 Right of First Offer.

(a) During the period from the date of this Agreement and ending on the earlier of (i) the date of the payment of the Earn-Out Payment in accordance with Section 4.3, if any, and (ii) the date occurring 45 days after the Income Statement for the Fiscal Year 2007 is delivered pursuant to Section 4.3(b) (if as of such 45th date no Election Notice shall have been delivered to the Buyer by the Stockholders’ Representatives), if the Buyer desires to sell the Surviving Corporation or grant an exclusive license to all or substantially all of the intellectual property of the Surviving Corporation to a Person that is not an Affiliate of the Buyer or engage in any other transaction or series of transactions pursuant to which the Surviving Corporation ceases to be an Affiliate of Buyer (such sale, license or other transaction, a “Transfer”), the Buyer shall so notify the Stockholders’ Representatives in writing (such notice, a “Sale Notice”) and the Preferred Stockholders or a designee thereof shall have the right (the “Right of First Offer”) to offer to purchase the Surviving Corporation from the Buyer in accordance with this Section 4.5.

(b) The Right of First Offer may be exercised by written notice from the Stockholders’ Representatives to the Buyer (such notice, an “Offer Notice”) within 30 days after the Buyer delivers a Sale Notice to the Stockholders’ Representatives, which written notice shall contain (i) a binding offer (an “Offer”) from one or more of the Preferred Stockholders or a designee thereof to purchase the Surviving Corporation for a cash purchase price and (ii) a good faith cash deposit in an amount equal to 10% of the purchase price contained in such Offer. Each Offer shall be irrevocable for a period of six months and one day from the date of the Offer Notice (such period, an “Offer Period”), subject to the occurrence of a Material Adverse Effect with respect to the Surviving Corporation in which case the Offer shall terminate upon notice from the Stockholders’ Representatives to the Buyer. If the Buyer does not accept any Offer during the relevant Offer Period, within five days after the expiration of such Offer Period the Buyer will return to the Preferred Stockholders or their designee, as the case may be, the deposit referred to in clause (ii) above.

(c) At any time during an Offer Period, the Buyer may either (i) accept the Offer relating to such Offer Period by written notice to the Stockholders’ Representatives or (ii) accept an offer to sell the Surviving Corporation to a Person other than the Preferred Stockholders or a designee thereof for a cash purchase price that is higher than the purchase price offered by such Preferred Stockholders or designee thereof in the relevant Offer. For a period of six months following the expiration of any Offer Period, the Buyer shall not Transfer the Surviving Corporation to any Person other than one or more of the Preferred Stockholders or a designee thereof (with the Stockholders’ Representatives acting as representatives therefor), except pursuant to an offer accepted in accordance with clause (ii) above. After the expiration of such six-month period following the expiration of an Offer Period, the Buyer may not Transfer the Surviving Corporation without first providing a Sale Notice and Right of First Offer as provided in clause (a) above.

(d) In the event that the Buyer Transfers the Surviving Corporation in accordance with this Section 4.5 to a Person other than the Preferred Stockholders or an Affiliate thereof, as a condition to such Transfer the Buyer’s obligations under Section 4.3 shall be assigned by the Buyer to, and assumed by, the Person to whom the Buyer shall Transfer the Surviving Corporation. In the event of any such assignment and assumption, the Buyer shall be relieved of its obligations under Section 4.3 unless the purchaser of the Surviving Corporation is an Affiliate of the Buyer.

(e) Nothing contained in this Section 4.5 shall in any way restrict the right of the Buyer to dissolve, liquidate or otherwise terminate the Surviving Corporation; provided that the Buyer shall give the Stockholders’ Representatives not less than 30 days’ prior written notice of any such dissolution, liquidation or other termination and shall permit the Preferred Stockholders to purchase all of the issued and outstanding capital stock of the Surviving Corporation from the Buyer prior to any such dissolution, liquidation or termination for a total cash purchase price of $2,500,000.

(f) In the event any sale of the Surviving Corporation to the Preferred Stockholders by the Buyer shall be consummated pursuant to this Section 4.5, under the terms of such sale neither the Buyer nor any Affiliate of the Buyer shall be required to make any representations, warranties or indemnities with respect to any matters other than the Buyer’s good title to the stock of the Surviving Corporation at the time of such sale.

(g) For purposes of this Section 4.5, references to any “purchase” or “sale” of the Surviving Corporation shall be deemed to include a purchase or sale of all or substantially all of the assets, together with the assumption of the all the liabilities, of the Surviving Corporation.

4.6 Exchange of Company Certificates.

(a) As soon as reasonably practicable following the Closing Date and in no event more than two business days after the Closing Date (provided Buyer timely receives from the Shareholders’ Representatives all information reasonably necessary for completion of the Letters of Transmittal), the Buyer shall send by overnight courier to each holder of record of one or more Company Certificates, (i) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for payment of the Merger Consideration upon consummation of the Merger.

(b) Upon surrender of a Company Certificate for cancellation to the Buyer, together with a Letter of Transmittal, duly executed, the holder of the shares represented by such Company Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration, payable in accordance with Sections 4.2(c) and 4.3, for each share of Preferred Stock represented by such Company Certificate, and the Company Certificate so surrendered shall be cancelled. If payment of such portion of the Merger Consideration is to be made to a Person other than the Person in whose name such Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the portion of the Merger Consideration to a Person other than the registered holder of the Company Certificate or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Stock on the records of the Company.

4.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place 10:00 a.m. local time at the offices of the Buyer at One Progress Plaza, Suite 2400, St. Petersburg, Florida, as soon as practicable after all conditions precedent to the Closing described in Sections 6.1, 6.2 and 6.3 are met or waived (the date of the Closing is referred herein as the “Closing Date”).

4.8 Company Stock Rights; Company Stock Plans.

(a) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time all the outstanding stock options, stock issuance rights, stock appreciation rights, limited stock appreciation rights and stock purchase rights (the “Company Stock Rights”) heretofore granted under any stock option, incentive or similar plan, agreement or arrangement of the Company and its Subsidiaries (the “Company Stock Plans”), shall be terminated as of the Effective Time.

(b) The Company shall take all actions so that following the Effective Time no holder of a Company Stock Right under or any participant in any of the Company Stock Plans shall have any right thereunder to acquire capital stock of the Company or the Surviving Corporation. The Company shall take all actions so that, as of the Effective Time, neither the Company nor the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, any stock rights under options, warrants, rights or agreements which would entitle any Person, other than Merger Sub or its Affiliates, to own any capital stock of the Company, the Surviving Corporation or any of their respective Subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

SECTION 5.

CERTAIN COVENANTS

5.1 Company Conduct of Business Prior to Closing. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations only according to the Ordinary Course, preserve intact its business organizations, use reasonable efforts to keep available the services of its key officers and employees and maintain a satisfactory relationship with material licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Buyer, the Company will, except as set forth on Schedule 5.1(a): (a) refrain from amending or modifying its certificate of incorporation and bylaws from their respective forms on the date of this Agreement, (b) refrain from increasing any bonus plan, salaries or other compensation to any director, officer, employee, manager, member or stockholder or entering into any employment, severance or similar agreement with any director, officer or employee (except increases in the Ordinary Course in the compensation of employees that are not stockholders, members, officer, directors or managers of the Company or any Subsidiary thereof), (c) refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees, (d) refrain from entering into any contract except contracts in the Ordinary Course that would not constitute Material Contracts, (e) refrain from amending, supplemented, granting any waiver under or otherwise modifying any Material Contract, (f) refrain from increasing its indebtedness, (g) refrain from canceling or waiving any claim or right of substantial value, (h) refrain from paying any dividends to its stockholders or making any distributions to its members, as the case may be, or otherwise redeeming, purchasing or acquiring any of its securities, except as contemplated by this Agreement, (i) refrain from making any change in accounting methods or practices, except as required by law or GAAP, (j) refrain from issuing or selling any shares of capital stock, as the case may be, or any other securities or issuing any security, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any contract with respect to the issue and sale of, any interest in itself or any other securities, or making any other changes in its capital structure, (k) refrain from selling, leasing or otherwise disposing of any material asset or property other than sales of inventory in the Ordinary Course and except as expressly contemplated by this Agreement, (l) refrain from making any capital expenditure or commitment therefor, except in the Ordinary Course, (m) refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to applicable reserves, (n) to the extent not included in clauses (a) through (m) above, refrain from taking any of the actions described in Section 2.20 and (o) refrain from agreeing in writing, or otherwise, to do any of the foregoing.

5.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the date of the termination of this Agreement, the Company will not take any action or to authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Buyer and its representatives and advisers, concerning the sale or exchange of the Company Stock, any other interest in the Company or any merger, sale of substantial assets or similar transaction involving the Company.

5.3 Due Diligence.

(a) The Buyer may, during the period from the date of this Agreement to the Closing Date, directly or through its representatives and advisers, review the properties, books and records of the Company and its Subsidiaries and their respective financial and legal condition to the extent the Buyer deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company or its Subsidiaries in this Agreement or the remedies of the Buyer for breaches of those representations and warranties. During such period, the Company shall, and shall cause its Subsidiaries to, permit the Buyer and its representatives to have reasonable access to the books and records of the Company and its Subsidiaries and customers and to cause the officers of the Company and its Subsidiaries to furnish the Buyer with such financial and operating data and other information with respect to the business, properties and customers of the Company and its Subsidiaries as the Buyer shall from time to time reasonably request.

(b) In the event of a termination of this Agreement, the Buyer shall keep confidential any material information obtained from the Company concerning the properties, operations and business (unless readily ascertainable from public or published information or trade sources) of the Company and its Subsidiaries until the same ceases to be material (or becomes so ascertainable) and shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection therewith.

(c) The Company shall deliver or cause to be delivered to the Buyer such additional instruments, documents, and certificates as the Buyer may reasonably request for the purpose of (i) verifying the information set forth in this Agreement and on any Schedule or Exhibit attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.

5.4 Reasonable Best Efforts. Until such time as this Agreement is terminated pursuant to Section 7.1, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated hereby.

5.5 Plans. Subject to the requirements, if any, of applicable law and obtaining approvals, if any, of Governmental Entities, prior to the Closing Date, the Company shall take all actions necessary to provide for the cancellation or termination, effective no later than the day immediately prior to the Closing Date, of any 401(k) or profit sharing plan of the Company. At the Closing or following a reasonable transition period thereafter, continuing employees of the Company, shall, to the extent permitted by applicable law and subject to the policies of the Buyer and its Subsidiaries be eligible to participate in those employee benefit plans maintained by the Buyer for similarly situated employees of the Buyer and its Subsidiaries (or in substantially similar programs), on the same terms applicable to similarly situated employees of the Buyer and its Subsidiaries.

5.6 Company Stockholder Approval. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

(a) promptly and duly (i) call, give notice of, convene and hold a special meeting of Stockholders (the “Company Stockholders Meeting”) for the purpose of voting upon this Agreement, the Merger and the amount of the Merger Consideration and the Company agrees that this Agreement, the Merger and the amount of the Merger Consideration shall be submitted at such Company Stockholders Meeting; provided, however, that the Company Stockholders Meeting, if any, shall not be held on a day earlier than the day that is twenty (20) days after notice thereof has been delivered to the stockholders of the Company entitled to notice thereof, or (ii) give each Stockholder a notice describing this Agreement, the Merger and the Merger Consideration and solicit written consents from each Stockholder that, in each case, complies with the Company’s certificate of incorporation, bylaws and the applicable provisions of the DGCL (including Sections 228 and 262 of the DGCL);

(b) or, in lieu of holding the Company Stockholders Meeting if permitted by the DGCL and the Company’s Certificate of Incorporation and bylaws, seek the written consent of Stockholders holding not less than 90% of the Company’s capital stock to the matters set forth in Section 5.6(a); and

(c) shall use its reasonable best efforts to obtain approval of the Stockholders at the Company Stockholders Meeting or by the written consent of the Stockholders required above at the earliest practicable date approving this Agreement, the Merger, the Merger Consideration, the transactions contemplated hereby and related matters in accordance with the DGCL

5.7 Resale Registration Statement.

(a) At its expense, the Buyer will use reasonable best efforts to:

(i) prepare and file with the SEC a registration statement of the Buyer on Form S-3 that registers for resale on a delayed or continuous basis all of the Earn-Out Shares and which identifies each Preferred Stockholder receiving Earn-Out Shares (each, a “Holder”) as a selling security holder (such registration statement, the “Resale Registration Statement”);

(ii) cause the Resale Registration Statement to become effective not later than the date that any Earn-Out Shares are required to be issued hereunder and remain effective with respect to each Holder during the period ending on the earliest of (i) the date on which such Holder has disposed of all of his, her or its Earn-Out Shares; (ii) the date such Holder is able to sell all Earn-Out Shares held by him, her or it under Rule 144 promulgated under the Securities Act within a three month period; and (iii) the second anniversary of the effective date of the Resale Registration Statement (such period, the “Resale Period”);

(iii) prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection with the Resale Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iv) furnish to each Holder such reasonable number of copies of the Resale Registration Statement, preliminary prospectus, final prospectus and such other documents as such Holder may reasonably request in order to facilitate the sale of the Earn-Out Shares;

(v) register and qualify the securities covered by the Resale Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by any Holder; provided that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(vi) notify each Holder of the happening of any event as a result of which the prospectus included in the Resale Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii) cause the Earn-Out Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Buyer are then listed or quoted; and

(viii) provide a transfer agent and registrar for all Earn-Out Shares and a CUSIP number for all Earn-Out Shares, in each case not later than the date that any Earn-Out Shares are required to be issued hereunder.

(b) In connection with the filing of the Resale Registration Statement with the SEC, the Buyer agrees to provide such information and materials (including method or methods of distribution) and take such action as may be required to permit the Buyer to comply with all applicable requirements of the SEC and to obtain effectiveness of the Resale Registration Statement as expeditiously as possible.

(c) Notwithstanding Section 5.7(a) above, the Buyer may postpone, for up to 120 days, the filing of the Resale Registration Statement or postpone the filing of a pre- or post-effective amendment otherwise required to be prepared and filed if, at the time such filing is required to be made, (a) the Buyer’s board of directors determines in good faith that the registration and offering of the Earn-Out Shares would require disclosure of material information that would have a material adverse effect on the Buyer and promptly gives each Holder notice of that determination (it being understood, however, that, in any such event, the Buyer shall use commercially reasonable efforts to minimize the length of the postponement) or (b) the chief executive officer of the Buyer certifies to each Holder that the Buyer has a present intention to file a registration statement with respect to authorized and unissued shares of the Buyer’s capital stock within such 120-day period; provided that any such postponement shall be for a period of not more than 120 days and shall occur no more than once in any twelve-month period.

(d) With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the restricted securities to the public without registration, during the Resale Period, the Buyer agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to then file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

(iii) Furnish to each Holder, promptly upon request, a written statement by the Buyer as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents of the Buyer as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

5.8 Directors’ and Officers’ Insurance.

(a) For a period of three years from and after the Effective Time, the Buyer shall cause the Surviving Corporation to use its reasonable best efforts to procure directors’ and officers’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (each, an “Indemnified Person”) on terms substantially similar to those of such policy in effect on the date hereof; provided that such insurance shall provide coverage in the amount of the lesser of (i) $5,000,000 and (ii) the coverage obtainable for an annual premium of $40,000.

(b) The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Person may have under Delaware Law, the Company’s Certificate of Incorporation or bylaws in effect prior to the Effective Time, any agreement or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger for a period of three years and are expressly intended to benefit and may be relied upon by each of the Indemnified Persons.

(c) In the event the Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of the Buyer and the Surviving Corporation assume the obligations set forth in this Section 5.8.

SECTION 6.

CONDITIONS PRECEDENT

6.1 Conditions of all Parties. The obligation of each of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by such Party on or before the Closing, of the following conditions precedent:

(a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents and which is in effect on the Closing Date.

(b) Statutes; Governmental Approvals. No statute, rule; regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents; all governmental and other consents and approvals necessary to permit the consummation of the transactions contemplated by the Related Documents shall have been received.

(c) No Litigation. As of the Closing Date, no action or proceedings shall have been instituted before a court or other government body or by any public authority to restrain or prohibit the consummation of the transactions contemplated by this Agreement and the other

Related Documents, and no such action or proceeding that does not reasonably constitute a frivolous claim shall have been threatened.

(d) Approval of the Company’s Stockholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company’s Stockholders.

6.2 Conditions of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby and in the other Related Documents is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a) Truth of Representations and Warranties. The representations and warranties of the Company contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as expressly provided for in this Agreement), and the Company shall have delivered to the Buyer a certificate dated the Closing Date, to such effect.

(b) Performance of Agreements. All of the agreements of the Company to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and the Company shall have delivered to the Buyer a certificate, dated the Closing Date, to such effect.

(c) Certificate of Incorporation and Bylaws. Each of the Company and its Subsidiaries shall have delivered to the Buyer (i) a copy of its certificate of incorporation or other charter document, as applicable, including all amendments thereto, certified by the jurisdiction of its organization as being true and correct and in effect on the Closing Date; (ii) a copy of its bylaws or other organizational document, including all amendments thereto, certified by the Secretary of the Company or such Subsidiary as being true and correct and in effect on the Closing Date; and (iii) a certificate from the Secretary of State or other appropriate official in Delaware and each other State or country in which the Company and each Subsidiary is qualified to do business to the effect that the Company or such Subsidiary is in good standing or validly existing in such State or country.

(d) No Material Adverse Effect. As of the Closing Date there shall have been no Material Adverse Effect on the Company and there shall not have occurred any change or development that would reasonably likely to result in a Material Adverse Effect on the Company.

(e) Proceedings. As of the Closing Date, all corporate proceedings of the Company, if any, to be taken in connection with the transactions contemplated by this Agreement, the other Related Documents and all documents incident hereto and thereto (including the adoption by the Company’s board of directors of a resolution approving this Agreement and the Merger and a resolution authorizing the termination of any 401(k) or profit sharing plan of the Company shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

(f) Indebtedness. Neither the Company nor any Subsidiary thereof shall have any indebtedness other than the Buyer Loan and trade accounts payable incurred in the Ordinary Course.

(g) Termination of Leases. Each real property Lease shall have been terminated and the Company shall have no further obligations, liabilities or payments owing thereunder.

(h) Related Documents. Each of the following agreements (such agreements, together with this Agreement, the “Related Documents”) shall have been duly executed and delivered by the parties thereto and shall be in full force and effect at the Effective Time:

(i) an employment agreement between the Company and Socrates Verses in a form acceptable to the Buyer and Mr. Verses (the “Verses Employment Agreement”);

(ii) an agreement between the Company and AvalonBay Communities, Inc. (“AvalonBay”) (A) concerning resident screening, renters insurance and title insurance and (B) in which AvalonBay (1) acknowledges the pricing of the products of the Company purchased by it, (2) acknowledges the terms of its agreement with the Company pursuant to which it purchases Company’s products and (3) confirms that no default has occurred or is continuing under such agreement, in a form acceptable to the Buyer;

(iii) an agreement with BNP Residential Properties, Inc. (“BNP”) in which BNP (A) acknowledges the pricing of the products of the Company purchased by it, (B) acknowledges the terms of its agreement with the Company pursuant to which it purchases Company’s products and (C) confirms that no default has occurred or is continuing under such agreement, in a form acceptable to the Buyer;

(iv) a Stockholders Agreement among the Company and the Preferred Stockholders in the form of Exhibit C;

(v) a Series B-1 Preferred Stock Purchase Agreement between the Company and Wilson Sonsini Goodrich & Rosati, P.C. in the form of Exhibit D;

(vi) a Series B-2 Preferred Stock Purchase Agreement between the Company and Thomas Frederick in the form of Exhibit E; and

(vii) the Verses Settlement Agreement.

(i) Corporate Record Books. The Company shall have delivered to the Buyer its original corporate record books and stock record books.

(j) Consents and Approvals. All third party consents, waivers and approvals necessary to permit the consummation of the transactions contemplated by this Agreement and the operation of the Company in the Ordinary Course following the Closing shall have been obtained and written evidence thereof shall have been delivered to the Buyer.

(k) Resignation Letters. The Company shall have delivered to the Buyer the resignation letters of all members of the board of directors of the Company and/or any officer of the Company as the Buyer shall have requested at or prior to the Closing, together with an acknowledgment that they have no prior or present claim whatsoever against the Company in connection with so acting as directors and/or officers.

(l) Company Stockholder Approval. The Buyer shall have received written evidence of the approval and adoption of this Agreement and the Merger by the Stockholders as set forth in Section 5.6.

(m) No Dissenting Shares. As of the Closing Date, Stockholders representing not more than 10% of the voting power of the Company shall have exercised its, his or her Appraisal Rights with respect to the Merger.

(n) Termination of Employees. The Company shall have terminated the employment of all Persons (whether employed on a full-time, part-time, consulting or other basis) requested by the Buyer in writing at least seven (7) days prior to the Closing.

(o) FIRPTA Certificate. The Buyer shall have received a certificate, in form and substance reasonably satisfactory to the Buyer, stating that no interest in the Company is a United States real property interest for the purposes of satisfying the Buyer’s obligations under Treasury Regulation § 1.1445-2(c)(3).

(p) Transaction Costs. The Buyer shall have received written evidence, in form reasonably satisfactory to the Buyer, that as of the Closing all liabilities of the Company to Wilson Sonsini Goodrich & Rosati PC will be paid, discharged or otherwise satisfied in full and no such liabilities (including the liability for payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement) will become liabilities of the Surviving Corporation.

(q) Termination of Certain Stockholder Agreements. The Second Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement and the Third Amended and Restated Investors Rights Agreement with respect to the Company, each dated as of February 5, 2003, shall have been terminated.

6.3 Conditions of the Company. The obligations of the Company and the Stockholders’ Representatives to consummate the transactions contemplated hereby and in the other Related Documents are additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a) Truth of Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as expressly provided for in this Agreement), and the Buyer shall have delivered to the Company a certificate dated the Closing Date, to such effect.

(b) Performance of Agreements. All of the agreements of the Buyer to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and the Buyer shall have delivered to the Company a certificate dated the Closing Date to such effect.

(c) Proceedings. As of the Closing Date, all corporate proceedings of the Buyer, if any, to be taken in connection with the transactions contemplated by this Agreement, the Related Documents and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

(d) Employment Agreements. The Verses Employment Agreement shall have been duly executed and delivered by the Buyer.

(e) Consents and Approvals. All consents, waivers, authorizations and approvals of any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

(f) No Material Adverse Effect. As of the Closing Date there shall have been no Material Adverse Effect on the Buyer or Merger Sub and there shall not have occurred any change or development that would reasonably be likely to have a Material Adverse Effect on the Buyer or Merger Sub.

SECTION 7.

TERMINATION

7.1 Events of Termination. This Agreement may be terminated (a) at any time by mutual written agreement of the Parties, (b) in whole and not in part by the Buyer by written notice to the Company if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed on or prior to May 31, 2004 (or such later date as the Parties may have agreed to in writing) in any material respect and the Buyer shall not have materially breached any of its representations, warranties, covenants or agreements contained herein, (c) in whole and not in part by the Company by written notice from the Company to the Buyer if the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been complied with or performed on or prior to May 31, 2004 (or such later date as the Parties may have agreed to in writing) in any material respect and the Company shall not have materially breached any of its representations, warranties, covenants or agreements contained herein, (d) by any Party, by written notice to the other Parties, if a court of competent jurisdiction or other governmental entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or (e) by the Buyer, by written notice to the Company, if, as a condition to receiving the approval of the transactions contemplated by this Agreement by any Governmental Entity, the Buyer or any of its Affiliates shall be required to, or required to agree to, (i) divest, sell or hold separate or agree to license to its competitors, before or after the Closing Date, any of the Buyer’s, its Affiliates’, the Company’s or any Subsidiary’s businesses, product lines, properties or assets, (ii) make any material changes or accept material restrictions in the operation of such businesses, product lines, properties or assets or (iii) make any changes or accept any restrictions to this Agreement or the transactions contemplated hereby.

7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 5.3(b), 7.2, 10.2 and 10.3, which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) willful failure of such Party to have performed its obligations hereunder and (b) any knowing misrepresentation made by such Party of any material fact set forth herein.

SECTION 8.

INDEMNIFICATION

8.1 Survival of Representations. The representations and warranties of the Parties contained in this Agreement (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) are made only as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing for a period of 18 months following the Closing Date, except for (a) the representations and warranties of the Company contained in Sections 2.13 and 2.19, each of which shall expire for all purposes 90 days after the expiration of the applicable statutes of limitations and (b) the representations and warranties of the Company contained in Sections 2.3, 2.4 and 2.24 and the representations and warranties of the Buyer contained in Section 3.3, each of which shall survive the Closing for a period of six years following the Closing Date.

8.2 Indemnification.

(a) The Series AA Preferred Stockholders, severally and jointly, shall indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Company) and their respective officers, directors, stockholders, employees, agents and any successors thereto, on an after-tax basis (the “Buyer Indemnified Parties”), from any and all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorney fees) (collectively, “Losses”) incurred or paid as a result of or arising out of (i) the failure of any representation or warranty made by the Company in Section 2 to be true and correct as of the date hereof and as of the Closing Date, (ii) the failure of the Company to perform any of its covenants contained in this Agreement, (iii) any Taxes imposed on or with respect to the properties, income and operations of the Company and its Subsidiaries for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date, (iv) to the extent not otherwise included in clause (iii) above, any Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries allocable to any Pre-Closing Period that are not yet due by the Closing Date to the extent not paid in full as of the Closing Date or (v) any Taxes imposed on the Company and its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

(b) The Buyer shall indemnify and hold harmless the Series AA Preferred Stockholders and any successors thereto, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of (i) the failure of any representation or warranty made by the Buyer in Section 3 to be true and correct as of the date hereof and as of the Closing Date or (ii) the failure of the Buyer to perform any of its covenants contained in this Agreement.

(c) All amounts paid pursuant to Sections 8.2(a) and 8.2(b) above shall, to the extent permitted by applicable law, be treated as adjustments to the Merger Consideration for all Tax purposes.

(d) The Series AA Preferred Stockholders shall indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Company) and their respective officers, directors, stockholders, employees, agents and any successors thereto, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of (i) the exercise by any Stockholder of its, his or her Appraisal Rights with respect to the Merger, (ii) the termination of any real property Lease on or prior to the Closing Date or (iii) any legal, accounting, investment banking and other expenses of the Company in connection with the transactions contemplated by this Agreement.

(e) The Parties’ respective rights to be indemnified and held harmless pursuant to Sections 8.2(a) and (b) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(f) The obligations to indemnify and hold harmless pursuant to this Section 8.2 and pay Taxes pursuant to Section 9 shall, in each case, except for breaches of covenants by the Buyer for which no limitation on recovery shall apply, be limited to an aggregate amount equal to $2,500,000 and no Person shall be entitled to recovery for Losses pursuant to either of such Sections until the total amount of Losses indemnifiable under such Section exceeds $100,000 (the “Basket”); provided that to the extent the amount of Losses exceeds the Basket, the Indemnified Party shall be entitled to recover the amount of the Basket as well as the amount of Losses in excess of the Basket Amount; provided further that the Basket shall not apply to any obligation to indemnify and hold harmless pursuant to Section 8.2(d)(iii). Notwithstanding the foregoing, (i) in no event shall a Series AA Preferred Stockholder be liable for indemnification and obligations under this Agreement, or entitled to indemnification under this Agreement, in each case in an aggregate amount in excess of the value of the Merger Consideration actually received by it hereunder, with the Buyer Stock comprising the foregoing valued at the Average Price and (ii) the limitations on indemnification contained in this Section 8.2(f) shall not apply to Losses that result from willful fraud or fraudulent misrepresentation of a Party or, with respect to any particular Series AA Preferred Stockholder, the willful fraud or fraudulent misrepresentation of such Series AA Preferred Stockholder.

8.3 Indemnification Procedure.

(a) This Section 8.3 shall not apply to Losses relating to Taxes, which shall be governed by Section 9.3.

(b) Promptly after the discovery of Losses by a Buyer Indemnified Party or any other Party or Person entitled to such indemnification (each, an “Indemnified Party”), including notice of any claim by a third party described in Section 8.3(d) which might give rise to indemnification hereunder, the Indemnified Party shall promptly deliver a certificate (a “Certificate”) to the Person or Persons that are required to indemnify such Indemnified Party under this Section 8 (such indemnifying party, the “Indemnifying Party”). Such Certificate shall:

(i) state that the Indemnified Party may have incurred, or reasonably anticipates that it will incur, liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Losses included in the amount so stated, the date such item was discovered, the basis for any anticipated liability and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section 8.2 of this Agreement.

(c) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by each Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney (i) whose primary practice area comprises buyouts and takeovers, (ii) with at least fifteen years of practice experience and (iii) that is a partner of a law firm consisting of at least 200 attorneys. Each Party shall pay the fees of the arbitrator he or it selects and of his, her or its own attorneys and the expenses of his, her or its witnesses, and all other fees and costs shall be borne equally by the parties. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

(d) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurring by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) and the payment of expenses. An Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interests of the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within 30 days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(c), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(c), claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying party, as described in Section 8.3(d), and claims for Losses that are determined in accordance with Section 8.3(d) are hereinafter referred to as “Agreed Claims”. Within thirty (30) Business Days after the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three Business Days prior to such payment.

SECTION 9.

TAX MATTERS

9.1 General Covenants. The Company and its Subsidiaries agree to, from and after the date of this Agreement and until the Closing Date, (a) prepare all Tax Returns in a manner which is consistent with the past practices of the Company and its Subsidiaries with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency would not or may not materially increase the Buyer’s or the Company’s liability for Taxes for any period, (b) refrain from incurring any material liability for Taxes other than in the Ordinary Course or from making any material tax election, (c) refrain from entering into any settlement or closing agreement with a taxing authority that increases or may increase the Tax liability of the

Company for any period without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed and (d) refrain from filing or causing to be filed any amended Tax Returns or claims for refund, in each case without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

9.2 Tax Returns.

(a) The Company shall, at the Company’s sole expense, have the exclusive authority and obligation to prepare, execute on behalf of the Company and its Subsidiaries and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and its Subsidiaries shall be reported or disclosed in such Tax Returns. Notwithstanding the foregoing, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items unless otherwise required by law. For purposes of clarity, the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, the Tax Return for the taxable year ended December 31, 2004. The Company and its Subsidiaries will cause its tax preparer to promptly deliver copies of each such Tax Return to the Buyer. All such Tax Returns shall not be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b) Except as provided in Section 9.2(a), the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries; provided, that with respect to Tax Returns to be filed by the Buyer pursuant to this Section 9.2 for taxable periods beginning on or before the Closing Date and ending after the Closing Date (the “Overlap Period”), items set forth on such Tax Returns shall be treated in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items unless otherwise required by law. Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and its Subsidiaries shall be reported or disclosed on such Tax Returns.

9.3 Payment of Taxes.

(a) Subject to Section 8.2(f), the Series AA Preferred Stockholders shall be severally, and not jointly, responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the Company and its Subsidiaries for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date. In addition, the Series AA Preferred Stockholders shall pay Buyer the amount of any Taxes allocated to the Series AA Preferred Stockholders pursuant to Section 9.3(b) below (to the extent that the Series AA Preferred Stockholders are liable therefor and to the extent not already paid by the Series AA Preferred Stockholders on or before the Closing Date) at least thirty (30) business days from the date of receipt of notice from the Buyer that such Taxes are due.

(b) All Taxes and Tax liabilities with respect to the income, property or operations of the Company and its Subsidiaries that relate to the Overlap Period shall be apportioned between the Series AA Preferred Stockholders and Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date.

9.4 Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale or conversion of any shares of the Company Stock or any other transaction that occurs pursuant to this Agreement shall be borne solely by the Stockholder transferring or converting such shares of the Company Stock.

9.5 Prior Tax Agreements. The Company and its Subsidiaries shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Stockholders or any predecessor or Affiliate thereof, on the one hand, and the Company and its Subsidiaries, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

9.6 Controversies.

(a) Buyer shall promptly notify the Stockholders’ Representatives upon receipt by Buyer or any affiliate of Buyer (including the Company and its Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Stockholders’ Representatives, at their sole expense (except, for the avoidance of doubt, to the extent the Stockholders’ Representatives may be reimbursed by the Preferred Stockholders pursuant to separate agreement), shall have the authority to represent the interests of the Company and its Subsidiaries with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither any Stockholders’ Representative nor any affiliates thereof shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Buyer, the Company or any of its Subsidiaries or any affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. The Stockholders’ Representatives shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Stockholders’ Representatives shall, in good faith, allow Buyer to make comments to the Stockholders’ Representatives regarding the conduct of or positions taken in any such proceeding.

(b) Except as otherwise provided in Section 9.6(a) above, Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its Subsidiaries for all taxable periods; provided, however, that Buyer shall not, and shall cause its affiliates (including the Company and its Subsidiaries) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Stockholders’ Representatives, which consent shall not be unreasonably withheld or delayed.

SECTION 10.

MISCELLANEOUS

10.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Person, the Party making such representation confirms that such Person has made due and diligent inquiry as to the matters that are the subject of such representations and warranties and that the representation or warranty is made to the best knowledge, information and belief of such Person.

10.2 Expenses.

(a) Except as expressly provided herein, each Party shall bear its own (i) costs incurred as a result of the consummation of the transactions contemplated herein, including payments to third parties, if any, to obtain their consent to such transfer and (ii) professional fees and related costs (including fees and costs of accountants, attorneys, benefits specialists, tax advisors, tax return preparers and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the transactions contemplated hereby or thereby.

(b) Notwithstanding anything herein to the contrary, all legal, accounting, investment banking and other expenses of the Stockholders’ Representatives in connection with the transactions contemplated by this Agreement shall be the joint and several responsibility of the Stockholders’ Representatives and shall not be, and shall not become, liabilities of the Surviving Corporation, and shall not be assumed in any way whatsoever by the Buyer or any of its Affiliates.

10.3 Confidentiality. Subject to the requirements of applicable law and regulations, each Party shall maintain in confidence (x) the provisions of this Agreement and (y) all information received from another Party as a result of any due diligence investigation conducted relative to the execution of this Agreement and shall use such information only in connection with evaluating the transactions contemplated hereby. The obligation of confidentiality and non-use shall not apply to any information which (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party,

(iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it or (iv) is shared with a Party’s legal, tax or financial advisors who are subject to appropriate non-disclosure obligations. No Party shall issue any such press release or make any such public statement with respect to the transactions contemplated hereby without the written consent of the other Parties, unless required by applicable law.

10.4 Governing Law; Jurisdiction; Disputes.

(a) THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE, EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES.

(b) Any judicial proceeding brought against any of the Parties or any dispute arising out of this Agreement or any matter related hereto shall be brought in a state or federal court of competent jurisdiction located in New York, New York, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such court, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the court referred to above and hereby further irrevocably waives and agrees not to plead or claim in such court that any such action or proceeding brought in such court has been brought in an inconvenient forum. The foregoing submission to jurisdiction shall not be deemed to confer rights on any person other than the respective Parties.

10.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to the Buyer or Merger Sub, to:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

Facsimile: 727-533-0344

Attention: John Long

and

First Advantage Corporation

c/o The First American Corporation

One First American Way

Santa Ana, California 92707

Facsimile: 714-800-3325

Attention: Kenneth D. DeGiorgio

with a copy (which shall not constitute notice) to:

White & Case LLP

633 West Fifth Street

19th Floor

Los Angeles, California 90071

Facsimile: 213-687-0758

Attention: Neil Rust

if to the Company (prior to the Closing), to:

Realeum, Inc.

11140 Rockville Pike

PMB 1250

Rockville, Maryland 20852

Telephone: 703-317-5100

Facsimile: 703-317-5199

Attention: Socrates C. Verses

with a copy to:

Wilson Sonsini Goodrich & Rosati PC

Two Fountain Square

Reston Town Center

11921 Freedom Drive, Suite 600

Reston, Virginia 20190

Telephone: 703-734-3100

Facsimile: 206-734-3199

Attention: Trevor J. Chaplick

if to the Stockholders’ Representatives, to:

Brian W. Hayhurst

The Carlyle Group

1616 Anderson Road

Suite 202

McLean, Virginia 22102

Telephone: 703-286-0901

Facsimile: 703-286-0910

and

William Earthman, III

Massey Burch Capital Corp.

One Burton Hills Blvd.

Suite 350

Nashville, TN 37215

Telephone: 615-665-3228

Facsimile: 615-665-3240

and

Michael F. Tyrrell

Venrock Associates

One Canal Park

Suite 1120

Cambridge, MA 02142

Telephone: 617-679-0365

Facsimile: 617-679-0301

with a copy to:

Wilson Sonsini Goodrich & Rosati PC

Two Fountain Square

Reston Town Center

11921 Freedom Drive, Suite 600

Reston, Virginia 20190

Telephone: (703) 734-3100

Facsimile: (206) 734-3199

Attention: Trevor J. Chaplick

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three Business Days after deposit into the U.S. mail.

10.6 Parties in Interest. Except as provided in Section 4.5(d), this Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that the Buyer may assign any of its rights and benefits hereunder to any of its Affiliates or Subsidiaries, provided that Buyer shall remain liable for its obligations hereunder after such assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The right of each individual Stockholder Representative to serve as such under this Agreement is not personal but rather belongs to the fund with respect to which each such Stockholder Representative is affiliated as of the date hereof as indicated in Section 10.5. If for any reason, any such fund decides in its sole discretion that the Stockholder Representative representing such fund hereunder shall no longer serve as a Stockholder Representative, including if such Stockholder Representative is no longer employed by or affiliated with such fund, then such fund shall have the right to name a replacement Stockholder Representative who shall be a Stockholder Representative for all purposes hereunder in lieu of the Stockholder Representative he or she is replacing upon written notice to all Parties.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

10.8 Entire Agreement. This Agreement, including the other Related Documents and the other documents referred to herein and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

10.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

10.11 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto, except as set forth in Section 10.6.

*    *    *

IN WITNESS WHEREOF, each of the Buyer and the Company has caused its name to be hereunto subscribed by its duly authorized signatory, and the Stockholders’ Representatives has hereunto subscribed his name, as of the day and year first above written.

FIRST ADVANTAGE CORPORATION

By:

Name: Title:

REALEUM, INC.

By:

Name: Title:

LAKEWOOD MERGER CORP.

By:

Name: Title:

BRIAN HAYHURST

MICHAEL TYRRELL

WILLIAM F. EARTHMAN, III

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]